EXHIBIT 10.69

JPS Industries, Inc.

555 North Pleasantburg Drive, Suite 202

Greenville, South Carolina 29607

August 5, 2003

Mr. Michael L. Fulbright

Dear Mr. Fulbright:

We are writing with respect to that certain letter agreement between you and JPS Industries f/k/a JPS Textile Group, Inc. (the “Company”), dated as of February 28, 1999, as amended by that certain letter agreement between you and the Company, dated as of July 31, 2001 (collectively, the “Agreement”), pertaining to your employment by the Company. In accordance with our recent discussions, this letter/agreement amends the terms of your Agreement as follows (bolded text indicates modifications to existing Agreement):

1.	Definitions. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby”, and each other similar reference, and each reference to “this Agreement” and each other similar reference contained in the Agreement, shall from and after the date hereof refer to the Agreement as amended hereby.

2.	Amendments to Section 1 (Employment). Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following in lieu therefor:

1. Employment. The Company agrees to employ you, and you agree to be employed by the Company, commencing on March 1, 1999 (the “Effective Date”) and ending on November 1, 2006 (unless sooner terminated as hereinafter provided) (the “Initial Employment Period”), on the terms and subject to the conditions set forth in this Agreement (the “Agreement”); provided, however, that the Initial Employment Period, and the terms and conditions of this Agreement, shall renew and extend for a one (1) year period beginning on November 2, 2006 and ending on November 1, 2007 (any such extension period and the Initial Employment Period are collectively referred to herein as the “Employment Period”), without any further action by you or the Company to effectuate such renewal and extension, unless (i) you or the Company provide written notice to the other party on or before February 1, 2006 indicating that no such renewal or extension shall occur on November 2, 2006, in which event the Employment Period shall expire on November 1, 2006, or (ii) sooner terminated as hereinafter provided. The non-renewal referenced in the immediately preceding sentence shall not operate to deprive you of any of the compensation provided for in Section 8(d) hereof with respect to any termination of your employment following notice of non-renewal, but prior to expiration of the Employment Period.

3.	Amendments to Section 3(a)(i) (Base Salary). Section 3(a)(i) of the Agreement is hereby deleted in its entirety and replaced with the following in lieu therefor:

(a) (i) Base Salary. During the Employment Period, the Company shall pay you, and you shall accept from the Company for your services, a salary at (A) an initial rate of $550,000 per annum for the period commencing on March 1, 1999 through and including October 31, 2001, and (B) a rate of $600,000 per annum for the period commencing on November 1, 2001 and thereafter (the “Base Salary”), payable in accordance with the Company’s sole policy with respect to the compensation of executives. Your Base Salary will not be increased or decreased during the Employment Period.

4.	Amendments to Section 12 (Notice). Section 12 of the Agreement is hereby amended by deleting the name “Jones, Day, Reavis & Pogue” and replacing it with “Jones Day.”

5.	Effect of Amendment. Except as amended hereby, the terms of the Agreement shall remain in full force and effect without change.

Assuming this letter correctly sets forth our agreement regarding amendments to the Agreement, please sign duplicate acknowledgment copies of same and return one to me.

Very truly yours, JPS INDUSTRIES, INC.

By:	/s/ Charles R. Tutterow

Name:	Charles R. Tutterow
Title:	Executive Vice President and Chief Financial Officer

This letter correctly sets forth the amendments to terms and conditions of the Agreement pertaining to my employment by the Company.

/s/ Michael L. Fulbright

Michael L. Fulbright